Exhibit 99.1

NEWS RELEASE

Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793
Contacts:

FOR IMMEDIATE RELEASE
DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS 2008

FIRST QUARTER RESULTS

FT. WORTH, TX – April 30, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 were $64.1 million, a decrease of 9% compared to revenues of $70.5 million in the first quarter of 2007. Net income in the first quarter of 2008 was $2.1 million, or $0.10 per diluted share, a 75% decline compared to net income of $8.5 million, or $0.39 per diluted share, during the first quarter of 2007. EBITDA for the first quarter of 2008 decreased 41% to $14.1 million compared to $23.9 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “First quarter results were primarily impacted by the same issues we faced during the fourth quarter of 2007. Specifically, utilization was down significantly due to weather issues in Appalachia and reduced demand for certain of our smaller rigs across the fleet. While weather was more of an issue for us than in the prior two mild winters, natural gas storage has returned to normal levels and shoulder season gas prices are providing the impetus for increased drilling activity.

“Despite two consecutive challenging quarters for our Company, I am upbeat about our outlook. Based upon customer inquiries for rigs and our fleet utilization, it appears that February was a ‘bottom’ for us. We experienced a moderate increase in utilization in March, and preliminary operating statistics for April indicate that this trend is continuing. If the period of low utilization turns out to have been short-lived, the decision not to implement widespread layoffs will benefit the company going forward. As I look toward the remainder of 2008 and into 2009, we are going to be more aggressive in the deployment of capital to meet customer demands. We have ordered four new 1,000 horsepower drawworks and two new derricks to upgrade the capacity of several existing rigs and we recently purchased a 1,000 horsepower portable rig that was built in 2007 for work in the Marcellus Shale play in Pennsylvania. It is very fortuitous that there is rapid growth in deep horizontal drilling near or below areas where we have large, well-trained labor forces drilling shallower wells with smaller equipment. We have opportunities, both in the Fayetteville and Marcellus Shale plays, to transition our people to larger, purpose-built rigs as these plays take off.”

Operating Statistics

Union Drilling’s average revenue per revenue day increased 7% to $17,361 for the first quarter of 2008 compared to $16,237 for the first quarter of 2007, primarily due to the production of the Company’s larger rigs with greater capacity, which earn a higher dayrate than Union’s smaller rigs for which current demand has declined. Average marketed rig utilization for the first quarter was 57.1%, down from 70.5% in the same period last year primarily as a result of a significant decrease in demand for smaller rigs in the Company’s fleet as well as adverse weather conditions over much of Union’s Appalachian operating region. Revenue days totaled 3,691 days compared to 4,344 days for the same period last year. Drilling margins totaled $20.8 million, or 32% of revenues, for the first quarter of 2008 versus $29.3 million, or 42% of revenues, in the first quarter of 2007. Average drilling margin per revenue day during the first quarter totaled $5,625 in 2008 versus $6,741 in the prior year period, a decline of 17%. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Conference Call

Union Drilling’s management team will be holding a conference call on Thursday, May 1, 2008, at 11:00 a.m. Eastern time. To participate in the call, dial (303) 262-2075 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through May 8, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11112758#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Total revenues	64,078	70,532

Cost and expenses
Operating expenses	43,317	41,251
Depreciation and amortization	10,582	8,916
General and administrative	6,794	5,405

Total cost and expenses	60,693	55,572

Operating income	3,385	14,960
Interest expense	(209)	(422)
Gain (loss) on disposal of assets	117	(27)
Other income	33	35

Income before income taxes	3,326	14,546

Income tax expense	1,180	6,046

Net income	$2,146	$8,500

Earnings per common share:
Basic	$0.10	$0.39

Diluted	$0.10	$0.39

Weighted-average common shares outstanding:
Basic	21,974,884	21,533,709

Diluted	22,106,851	21,747,094

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2008	2007
Revenues	$64,078	$70,532
Drilling margins	$20,761	$29,281

Revenue days	3,691	4,344
Marketed rig utilization	57.1%	70.5%

Revenue per revenue day	$17,361	$16,237

Drilling margin per revenue day	$5,625	$6,741

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$20
Accounts receivable (net of allowance for doubtful accounts of $423 and $311 at March 31, 2008 and December 31, 2007, respectively)	41,833	39,878
Inventories	1,200	1,201
Prepaid expenses, deposits and other receivables	3,672	6,957
Deferred taxes	2,286	1,812

Total current assets	49,011	49,868
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $1,032 and $931 at March 31, 2008 and December 31, 2007, respectively)	1,968	2,069
Property, buildings and equipment (net of accumulated depreciation of $115,810 and $105,675 at March 31, 2008 and December 31, 2007, respectively)	223,133	217,359
Other assets	—	103

Total assets	$282,021	$277,308

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$10,430	$13,545
Current portion of notes payable for equipment	3,137	3,139
Current portion of revolving credit facility	14,175	—
Current portion of customer advances	3,138	4,530
Accrued expense and other liabilities	9,557	7,862

Total current liabilities	40,437	29,076
Revolving credit facility	—	9,578
Long-term notes payable for equipment	3,816	4,592
Deferred taxes	31,410	30,002
Customer advances and other long-term liabilities	515	651

Total liabilities	76,178	73,899

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,974,884 shares issued and outstanding at March 31, 2008 and December 31, 2007	220	220
Additional paid in capital	141,947	141,659
Retained earnings	63,676	61,530

Total stockholders’ equity	205,843	203,409

Total liabilities and stockholders’ equity	$282,021	$277,308

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended March 31,
	2008	2007
Calculation of EBITDA:
Net income	$2,146	$8,500
Interest expense	209	422
Income tax expense	1,180	6,046
Depreciation and amortization	10,582	8,916

EBITDA	$14,117	$23,884

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended March 31,
	2008	2007
Calculation of drilling margin:
Operating income	$3,385	$14,960
Depreciation and amortization	10,582	8,916
General and administrative	6,794	5,405

Drilling margin	$20,761	$29,281

Revenue days	3,691	4,344

Drilling margin per revenue day	$5,625	$6,741